Exhibit  99
                                                       July 22, 1996

              PSE&G NUCLEAR UPDATE:
    SALEM AND HOPE CREEK GENERATING STATIONS

     Public Service Electric and Gas Company announced today (July 22,
 1996) that refurbishment and comprehensive testing of its Salem 2 nuclear unit will continue well into the fourth quarter of this year .
     "We had hoped to conclude our work and return the unit to service by late August," said Leon R. Eliason, PSE&G's chief nuclear officer and president of its nuclear business unit. "In fact, while we have made substantial progress in upgrading the unit's 46 major systems, some originally identified work remains to be done. Further, as we restored some components in these systems, we determined the need for additional work and testing not anticipated in our original schedule. "
     As refurbishment is being completed, Eliason said, PSE&G will conduct comprehensive integrated testing of plant systems prior to loading fuel. "This will enable us to demonstrate confidence in the work done in restoring these systems to reliable performance," he said.
     Eliason emphasized that the revised schedule for Salem 2 reflects
 PSE&G's commitment to safe, sustained and reliable operation of its nuclear units. "We have consistently said that we will not return the Salem units to service until they are ready to meet this standard," he said. "We are taking the appropriate time to complete our necessary work."
     PSE&G also announced  today that:
     o Acquisition of unused steam generators from the unfinished
 Seabrook 2 nuclear unit in New Hampshire for installation at the Salem 1 nuclear unit has been completed, and removal of the replacement steam generators began last week.
     o The Hope Creek Generating Station, which returned to service on March 25, has achieved its most reliable operating period following a refueling and maintenance outage in its 10-year history. Today marks Hope Creek's 120th consecutive day of operation.
     Eliason said no new specific target date for Salem 2's restart has been established. "Our current belief is that the unit will be ready for service late in the fourth quarter," he said. "Our overriding priority to our customers, shareholders, employees and communities in which we live and work is to achieve safe, sustained, reliable operation once it is brought back on line.
  We will not compromise this goal."
     PSE&G has informed the Nuclear Regulatory Commission (NRC) of its decision to extend the Salem 2 outage. Restart of the unit requires NRC concurrence.
     Eliason added that this change in the Unit 2 schedule should not impact the projected restart of Salem 1. "Our current plans call for Salem 1 to be ready for operation by mid-1997 after completion of refurbishment, including replacement of its steam generators," he said. "Our objective is to manage the work on Salem 1 so that it remains on schedule."
     The replacement steam generators for Salem 1 are now expected to be barged to the Salem site from New Hampshire by the end of October. "We are pleased to report that the most recent test results confirm that the Seabrook 2 equipment, as anticipated, is highly compatible with the Salem
 1 unit and should require a minimum of modifications before installation," he said. The steam generators, including installation, will cost approximately $150 to $170 million, Eliason said. PSE&G's share will be approximately
 $64 to $72 million.
     Regarding Hope Creek, Eliason said the decision to extend the unit's most recent refueling and maintenance outage by approximately two months enabled it to accomplish its successful operation since returning to service in March. "As we are doing with Salem, we followed the same strategy of not returning the unit to service until we were satisfied it was ready for long-
term operation,"  he said.
     PSE&G removed Salem 1 and 2 from service on May 16 and June 7,
 1995, respectively, to thoroughly assess and then make improvements in the units' equipment, personnel, and work processes. Both units had experienced operating problems over a period of years prior to their shutdown.
     During the assessment of Salem 1, extensive cracking was found in the tubes of its four steam generators. On May 23, PSE&G announced its intention to buy replacements from the Seabrook 2 unit. Since the discovery of the tube cracks in Salem 1 steam generators, PSE&G has been focusing on the restart of Salem unit 2, and that emphasis is continuing.
     The Salem station consists of two 1,100-megawatt pressurized water reactors located along the Delaware River in Salem County, New Jersey.
 PSE&G operates the station and owns 42.59% of the facility. The other co-owners are PECO Energy Company which owns 42.59%, and Atlantic
 Electric Company and Delmarva Power & Light Company, which each own
 7.41%. Each Salem unit represents approximately 4% of PSE&G's installed electric generating capacity.

     The Hope Creek station, located adjacent to Salem, consists of an 1,100- megawatt boiling water reactor. PSE&G also operates the station and owns 95%, while Atlantic Electric owns the other 5%. Hope Creek represents nearly 10% of PSE&G's installed capacity.

     PSE&G is the principal subsidiary of Public Service Enterprise Group Incorporated, a diversified energy and energy services company.